Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER 2018 RESULTS,
ANNOUNCES SHARE REPURCHASE PLAN AND
QUARTERLY CASH DIVIDEND OF $0.12 PER SHARE
CHARLOTTE, N.C., February 27, 2019 - Barings BDC, Inc. (NYSE: BBDC) ("Barings BDC" or the "Company") today reported its financial and operating results for the fourth quarter of 2018 and announced that its Board of Directors approved a share repurchase plan and has declared a quarterly cash dividend of $0.12 per share.
Highlights

Income Statement	Three Months Ended December 31, 2018		August 3, 2018 through September 30, 2018		August 3, 2018 through December 31, 2018(1)
(dollars in millions, except per share data)	Total Amount	Per Share(2)	Total Amount	Per Share(3)	Total Amount	Per Share(4)
Net investment income (loss)	$8.2	$0.16	$3.3	$0.06	$11.5	$0.22
Net realized gains (losses)	$3.3	$0.06	$0.6	$0.01	$3.9	$0.07
Net unrealized appreciation (depreciation)	$(56.0)	$(1.09)	$0.3	$—	$(55.7)	$(1.06)
Net increase (decrease) in net assets resulting from operations	$(42.7)	$(0.83)	$3.9	$0.07	$(38.8)	$(0.74)
Dividends paid		$0.10		$0.03		$0.13
(1) See the Company's income statement below under the section titled "2018 Results Subsequent to the Externalization."
(2) Based on weighted average shares outstanding during the period of 51,284,064.
(3) Based on weighted average shares outstanding during the period of 54,690,511.
(4) Based on weighted average shares outstanding during the period of 52,615,060.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2018	As of September 30, 2018
Investment portfolio at fair value	$1,121.9	$1,081.2
Weighted average yield on debt investments, excluding short-term investments (at principal amount)	6.2%	5.6%

Total assets	$1,167.6	$1,377.4
Debt outstanding	$570.0	$210.0
Total net assets (equity)	$563.0	$611.0
Net asset value per share	$10.98	$11.91
Debt-to-equity ratio	1.01x	0.34x
Fourth Quarter 2018 Results
Commenting on the Company's results, Eric Lloyd, Chief Executive Officer, stated, "In the fourth quarter the liquid credit markets experienced their worst quarter since the financial crisis, with prices declining 4.5% as a result of increased financial market volatility and technical outflows. Yet, even in volatile markets, our ability to drive differentiated, lead-originated deal flow was sound as we closed more than $162 million of loans to middle-market obligors in the quarter. In addition, we earned net investment income of $0.16 per share, which exceeded our dividend paid by $0.06 per share. As we move into 2019, we are optimistic about the future as we continue our strategy of investing in predominately middle-market senior private debt while seeking stable risk-adjusted returns."

During the three months ended December 31, 2018, the Company reported total investment income of $16.6 million, net investment income of $8.2 million, or $0.16 per share, and a net decrease in net assets resulting from operations of $42.7 million, or $0.83 per share. The net decrease in net assets resulting from operations was predominately due to $52.3 million in net unrealized depreciation on the Company's current portfolio which was attributable to the movement in global risk spreads.
Net asset value ("NAV") per share as of December 31, 2018 was $10.98 as compared to $11.91 as of September 30, 2018. The decrease in NAV per share from September 30, 2018 to December 31, 2018 was primarily attributable to net unrealized depreciation on the Company's current investment portfolio of approximately $1.02 per share, partially offset by net investment income exceeding the fourth quarter dividend by $0.06 per share and a benefit from taxes of $0.03 per share.
Eric Lloyd further commented, "With the stock price below NAV, as well as a technically compressed NAV caused by widening credit spreads, we see a compelling opportunity to generate attractive risk-adjusted returns and further demonstrate strong investor alignment by adding systematic share repurchases to our capital allocation decisions."
Share Repurchase Plan
The Company has adopted a trading plan for the purpose of repurchasing shares of its common stock in the open market (the "Plan") pursuant to its Board of Directors (the "Board") approval on February 25, 2019. The Board has authorized the Company to repurchase in 2019 up to a maximum of 5.0% of the amount of shares outstanding under the following targets:

•	a maximum of 2.5% of the amount of shares of the Company's common stock outstanding if shares trade below NAV per share but in excess of 90% of NAV per share; and

•	a maximum of 5.0% of the amount of shares of the Company's common stock outstanding if shares trade below 90% of NAV per share.
Commenting on the Plan, Mike Freno, Chairman of the Board, stated, "We believe long-term shareholder alignment is essential for all permanent capital vehicles. As a result, we are pleased to announce a stock repurchase plan where Barings BDC aims to repurchase 2.5% of the outstanding shares when the Company's stock trades at prices below NAV. To the extent the Company trades below 90% of NAV, the Company aims to repurchase 5.0% of the outstanding shares." Freno continued, "We believe this repurchase plan, in addition to our sizable ownership in BBDC shares and shareholder friendly management fee structure, demonstrates our long-term commitment to best-in-class shareholder alignment. There is a clear benefit to purchasing shares below NAV, and we believe share repurchases remain an important part of our long-term capital allocation process. We look forward to updating shareholders on our progress each quarter as the market presents opportunities to drive improved NAV."
The Plan will be executed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, including Rules 10b5-1 and 10b-18 thereunder, as well as certain price, market volume and timing constraints specified in the Plan. The Plan is designed to allow the Company to repurchase its shares both during its open window periods and at times when it otherwise might be prevented from doing so under applicable insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company has been delegated the authority to repurchase shares on the Company's behalf in the open market, pursuant to, and under the terms and limitations of, the Plan. There is no assurance that the Company will purchase shares at any specific discount levels or in any specific amounts. The Company's repurchase activity will be disclosed in its periodic reports for the relevant fiscal periods. There is no assurance that the market price of the Company's shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that the Plan will enhance stockholder value over the long term.

2018 Results Subsequent to the Externalization
On August 3, 2018, Barings BDC commenced operations with Barings as its investment adviser (the "Externalization"). From August 3, 2018 through December 31, 2018, the Company generated net investment income of $11.5 million, or $0.22 per share, and a net decrease in net assets resulting from operations of $38.8 million, or $0.74 per share. The net decrease in net assets resulting from operations was predominately due to $52.1 million in net unrealized depreciation on the Company's current portfolio which was attributable to the movement in global risk spreads in the fourth quarter of 2018.
The table below presents the Company's income statement (i) for the three months ended December 31, 2018, (ii) for the period from August 3, 2018 through September 30, 2018, and (iii) for the period from August 3, 2018 through December 31, 2018.

	Three Months Ended December 31, 2018	August 3, 2018 through September 30, 2018	August 3, 2018 through December 31, 2018
Investment income:
Interest income	$16,355,639	$3,876,365	$20,232,004
Dividend income	—	200,777	200,777
Fee and other income	233,606	8,663	242,269
Interest income from cash and cash equivalents	12,406	321,928	334,334
Total investment income	16,601,651	4,407,733	21,009,384
Operating expenses:
Interest and other financing fees	4,582,454	160,497	4,742,951
Base management fee	2,671,953	1,546,675	4,218,628
Compensation expenses	116,119	88,539	204,658
General and administrative expenses	1,517,878	326,479	1,844,357
Total operating expenses	8,888,404	2,122,190	11,010,594
Base management fee waived	(493,290)	(993,317)	(1,486,607)
Net operating expenses	8,395,114	1,128,873	9,523,987
Net investment income (loss)	8,206,537	3,278,860	11,485,397
Realized and unrealized gains (losses) on investments:
Net realized gains (losses)(1)	3,320,776	575,155	3,895,931
Net unrealized appreciation (depreciation)(2)	(55,953,537)	257,362	(55,696,175)
Net realized and unrealized gains (losses)	(52,632,761)	832,517	(51,800,244)
Benefit from (provision for) taxes	1,745,939	(200,777)	1,545,162
Net increase (decrease) in net assets resulting from operations	$(42,680,285)	$3,910,600	$(38,769,685)
Net investment income (loss) per share—basic and diluted	$0.16	$0.06	$0.22
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$(0.83)	$0.07	$(0.74)
Weighted average shares outstanding—basic and diluted	51,284,064	54,690,511	52,615,060
(1) Net realized gains of $3.9 million for the period from August 3, 2018 through December 31, 2018 included a net realized gain on the Asset Sale of $3.6 million and a realized gain from escrow payments of $0.3 million, partially offset by a net realized loss on the sales of syndicated senior secured loans of $0.1 million.
(2) Net unrealized depreciation of $55.7 million for the period from August 3, 2018 through December 31, 2018 included $52.1 million in net unrealized depreciation on the Company's current portfolio and $3.6 million of net unrealized depreciation reclassification adjustments related to the net realized gain on the Asset Sale of $3.6 million discussed in footnote (1) above.
Liquidity and Capitalization
As of December 31, 2018, the Company had cash of $12.4 million, short-term money market fund investments of $45.2 million, and $570.0 million of borrowings outstanding under the $750.0 million credit agreement for Barings BDC Senior Funding I, LLC (the “BSF Credit Agreement”). On February 21, 2019, the Company entered into a new $800.0 million senior secured revolving credit agreement with a syndicate of 17 financial institutions (the "BDC Credit Agreement"). The BDC Credit Agreement, which has a four-year revolving period followed by a one-year term-out, allows the Company to take advantage of the new 150% asset coverage ratio established under the Small Business Credit Availability Act and approved by the Company’s stockholders in 2018. Following the closing of the BDC Credit Agreement, the Company provided notice that it would reduce total commitments under the BSF Credit Agreement to $600.0 million.
Commenting on the new BDC Credit Agreement, Jonathan Bock, Chief Financial Officer of the Company, stated, "We appreciate the support of our lender group to establish this new corporate credit facility, as it was a critical step to continue our middle-market portfolio expansion. The reputation and investing track record of Barings attracted a strong and diverse syndicate to create this long-term source of liquidity. We will continue to leverage our broadly syndicated loan facility as we transition to a middle-market portfolio, but this new corporate credit agreement will be the primary borrowing mechanism for the Company going forward."
Dividend Information
The Board has declared a quarterly cash dividend of $0.12 per share. This represents a $0.02 increase from the fourth quarter dividend of 2018 and a dividend yield of approximately 5%.
The Company’s dividend will be payable as follows:
First Quarter 2019 Dividend:
Amount per share:         $0.12
Record date:             March 13, 2019
Payment date:         March 20, 2019
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Recent Portfolio Activity
During the three months ended December 31, 2018, the Company purchased $86.7 million in syndicated senior secured loans, made new investments in thirteen middle-market portfolio companies totaling $154.6 million and an investment in one existing portfolio company totaling $7.2 million. In addition, during the three months ended December 31, 2018, the Company received $12.8 million of principal payments and sold $129.6 million of syndicated senior secured loans and recognized losses on such sales totaling $0.7 million.
Subsequent Events
Subsequent to December 31, 2018, Barings BDC made approximately $43.6 million of new middle-market private debt commitments, of which approximately $15.7 million closed. The $43.6 million of middle-market investments consist of 100% first lien senior secured debt. The weighted average origination yield based on a three-year average life (inclusive of the upfront fees received) was 8.3%. In addition, as of February 25, 2019, Barings North American Private Finance group had a probability weighted pipeline of approximately $542.9 million, in which Barings BDC may have the ability to participate. Not all deals may be suitable for Barings BDC and the Company's allocations will be determined in accordance with Barings Global Private Finance allocation policy.
10b5-1 Stock Purchase
On September 24, 2018, Barings entered into a Rule 10b5-1 Purchase Plan (the "10b5-1 Plan"). Pursuant to the 10b5-1 Plan, an independent broker made purchases of shares of the Company's common stock on the open market on behalf of Barings in accordance with purchase guidelines specified in the 10b5-1 Plan. The 10b5-1 Plan was established in accordance with Barings' obligation under the agreement entered into in connection with the Externalization to enter into a trading plan pursuant to which Barings committed to purchase $50.0 million in value of shares in open market transactions through an independent broker. On February 11, 2019, Barings fulfilled its obligations under the 10b5-1 Plan to purchase an aggregate amount of $50.0 million in shares of the Company's common stock and the 10b5-1 Plan terminated in accordance with its terms. Upon completion of the 10b5-1 Plan, Barings had purchased 5,084,302 shares of the Company's common stock pursuant to the 10b5-1 Plan and owned a total of 13,639,681 shares of the Company's common stock, or 26.6% of the total shares outstanding.

Conference Call to Discuss Fourth Quarter and Full Year 2018 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2018 financial and operating results for Thursday, February 28, 2019, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 28, 2019. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13686734.
Barings BDC's quarterly and annual results conference call will also be available via a live webcast on the investor relations section of its website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 28, 2019.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $303 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $303+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of our clients and customers. Through active asset management and direct origination, we provide innovative solutions and access to differentiated opportunities across public and private capital markets. A subsidiary of MassMutual, Barings maintains a strong global presence with business and investment professionals located across North America, Europe and Asia Pacific. Learn more at www.barings.com.
*As of December 31, 2018
Media Contact:
Kelly Smith, Media Relations, Barings, (980) 417-5648, kelly.smith@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, (888) 401-1088